Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Christopher & Banks Corporation:

We consent to the use of our reports dated March 18, 2016, with respect to the consolidated balance sheets of Christopher & Banks Corporation and subsidiaries as of January 30, 2016 and January 31, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended January 30, 2016, and the effectiveness of internal control over financial reporting as of January 30, 2016, which reports appear in the January 30, 2016 annual report on Form 10-K of Christopher & Banks Corporation incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota
June 30, 2016